Exhibit 99.1

April 14, 2009                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
EXPECTS EPS WELL BELOW ANALYSTS’ ESTIMATE

ST. PETERSBURG, Fla. – Raymond James Financial announced today that results for its second fiscal quarter ended March 31 will be well below the current consensus analysts’ estimate of $0.37 per share.
Most significant, the dramatic deterioration of commercial real estate values during the March quarter, as well as credit exposures related to corporate borrowers whose business is highly dependent on consumer spending, led to an abnormally high level of provision for loan losses and charge-offs at Raymond James Bank (“the Bank”). Further, the Bank added to loan reserves against its residential loan portfolio given an increase in delinquencies and continued declining residential property values. Preliminary results indicate a total loan loss provision expense of approximately $75 million, as contrasted to $25 million in the prior quarter. Total charge-offs for the quarter will be $40 million, including $10 million that had been reserved for in prior quarters and an unexpected charge of $28 million for a loan to a commercial real estate finance company. The reserve for loan losses at March 31 is expected to be approximately $142 million, or 1.83 percent of outstanding loans. Non-performing assets are expected to be approximately $143 million, which includes $42 million to borrowers who are current but may encounter future difficulties in meeting their obligations.
As a result of the aforementioned charges, the Bank is expected to incur a loss of approximately $8 million for the quarter. Generally, operating net earnings at the Bank before charge-offs and additions to loan loss reserves remain robust and should be sufficient to generate profitability over the next 12 months, although it is difficult to assess the duration and depth of the recession and its impact on the loan portfolio.
Although the company’s securities-related businesses have weakened as anticipated and reported in recent releases, they remain profitable. Consequently, RJF expects to be nominally profitable for the March quarter. Final results will be announced after the close of business on Wednesday, April 22. The release will contain much more detail about the quarter.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United
Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $164 billion, of which approximately $25 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.